          Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:	January 31, 2007

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES
RECORD FOURTH QUARTER EARNINGS
AND RECORD ANNUAL EARNINGS

4Q EPS Up 20%

Assets Top $1 Billion

Annual EPS Up 26%

Deposits Up 28%; Loans Up 22%

Stock Price Up 37% for 2006

Smithtown, NY, January 31, 2007 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the Company had earnings for the fourth quarter of 2006 of $3,694,856, or $.42 per share. These basic earnings per share reflect a 20.00% increase over the same period last year, and are the highest level of quarterly earnings in the bank’s 97-year history.

Net income for the fourth quarter grew on a year-over-year basis from $3,072,858 to $3,694,856, an increase of 20.24%.

For the year, Smithtown Bancorp earned $13,967,146, a record level of net income. This marks the company’s twelfth consecutive year of record annual earnings.

These earnings also reflect basic earnings per share for the year of $1.58, a 26.40% increase over basic EPS for the prior year. The Company has posted double-digit EPS increases during the last eight consecutive years, and during twelve of the last thirteen years. The Company’s average EPS increase over the last 10 years is 26.96%.

The Company’s assets grew during 2006 to more than one billion dollars, finishing the year at $1.05 billion. According to the latest figures available from the FDIC, there are currently 7,450 commercial banks in the United States, with only 488 of those having assets of $1 billion or more. This means that, ranked by size, Bank of Smithtown now ranks within the top 7% of banks in the United States.

Return on average equity was 22.63%, the tenth year in a row that ROE has exceeded 20%. The average ROE for the 401 banks in the United States with assets between $1 billion and $10 billion is 12.01%. Smithtown Bancorp’s average ROE over the last 10 years is 23.24%.

Deposits increased during the fourth quarter by $42.7 million, an increase of 5.02%. This deposit growth was fueled, in part, by the opening of the bank’s 14th branch in Bohemia near the Long Island MacArthur Airport.

Deposits grew substantially for the year by $195.4 million to $892.3 million at year-end. These figures represent a deposit increase of 28.04% for the year. Core deposits increased by 17.83% for the year, with money market accounts increasing by 21.85% and NOW accounts increasing by 33.65%. Overall, 35.60% of the 2006 deposit growth was in core deposits, with the balance being in time deposits. We expect this deposit growth in 2007 to be aided significantly by the further development of the Bohemia branch and the recent opening of our 15th branch in Coram.

The bank currently has four new branches in various stages of development in Nesconset, Huntington, Deer Park and Setauket. We presently expect two of these branches to open during the second half of 2007.

Loans increased during the fourth quarter by $44.2 million, an increase of 5.49%. This growth was ahead of the pace of average quarterly loan growth of $37.7 million during 2006 and average quarterly loan growth of $32.1 million during 2005.

Loan growth for 2006 continued to be strong with loans increasing by $150.8 million. At year-end, loans stood at $849.3 million, up by 21.60% from the prior year. The bank’s average annual loan growth for the last 10 years is 24.35%. Asset quality also remained strong with nonperforming loans of only $28,045 at year-end, representing less than .003% of total loans. Net charge-offs were .056% of average loans. During the fourth quarter, the bank took one property into the “Other Real Estate” category, and the bank intends to make efforts to dispose of this property during 2007.

Net interest margin was up 4 basis points during the fourth quarter to 4.24%. Net interest margin for the year 2006 was also 4.24%. The Company’s Chief Financial Officer, Anita Florek, commented: “Although we have felt some of the same margin pressures that other banks have experienced as a result of the unusual interest rate environment, we have not been impacted as much as many of our competitors.”

Insurance revenues grew during 2006 by 8.94% to $3.77 million, and net income from insurance sales grew by 19.30%. Revenues from trust and investment services grew by 25.90% to $559,287. Overall, non-interest income increased for the year by 14.25% to $9.36 million.

Efficiency was 51.82% for the year, an improvement of 101 basis points over last year. The average efficiency ratio for peer group banks across the nation is 57.01%. The Company’s average efficiency over the last 10 years is 49.51%.

The Company’s Chairman & Chief Executive Officer, Bradley Rock, commented: “We are very pleased with the Company’s achievements during 2006. For more than 10 years now, we have consistently been able to grow earnings, deposits and loans in a manner that has continued to build significant value for our shareholders.”

The Company’s stock price rose during the year by 36.56%. This growth compares very favorably with all of the major stock indexes. The S & P 500 was up 13.6% for the year, the Dow Jones Industrial Average was up 16.3%, the NASDAQ Composite Index increased by 9.5% and the Russell 2000 Index increased by 17.0%. Most bank stock indexes were up about 12% for the year.

2006 was an eventful and successful year for the Company’s stock. In May, the Company issued a 3-for-2 stock split, giving the shareholders, in effect, a 50% stock dividend. In June, the Company was added to the Russell 2000 Index of mid-cap and small-cap stocks. In July, U.S. Banker magazine ranked Smithtown Bancorp fourth among the top 200 publicly-traded community banks in the nation and, shortly thereafter, Investor’s Business Daily included Smithtown Bancorp among the Top 100 Rated Stocks in the United States. Finally, in December, Smithtown Bancorp shares began trading on the NASDAQ Global Market, the highest level of NASDAQ listing.

The value of the Company’s stock has grown significantly over the years. For shareholders with a $10,000 investment in the Company on January 1, 1995, twelve years later on December 31, 2006, that investment was worth $264,370. This increase in value represents a compounded annual growth rate of 31.38%.

*       *       *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SMITHTOWN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except share and per share data)

				Press release

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest income
Loans	$17,357	$12,650	$62,037	$44,029
Federal funds sold	63	31	412	507
Investment securities:
Taxable:
Obligations of U.S. treasury	21	62	189	196
Obligations of U.S. government agencies	1,099	859	4,153	2,850
Mortgage - backed securities	41	95	187	230
Other securities	50	22	121	122
Subtotal	1,211	1,038	4,650	3,398
Exempt from federal income taxes:
Obligations of state & political subdivisions	85	133	433	481
Other interest income	69	59	249	208
Total interest income	18,785	13,911	67,781	48,623

Interest expense
Money market accounts (including savings)	2,676	1,444	8,999	4,348
Time deposits of $100,000 or more	2,007	1,019	6,082	3,290
Other time deposits	3,040	1,792	10,692	5,859
Other borrowings	567	660	2,532	2,449
Subordinated debt	356	198	1,259	706
Total interest expense	8,646	5,113	29,564	16,652
Net interest income	10,139	8,798	38,217	31,971
Provision for loan losses	100	675	1,500	1,200
Net interest income after provision for loan losses	10,039	8,123	36,717	30,771

Noninterest income
Trust and investment services	195	114	559	444
Service charges on deposit accounts	439	525	1,862	2,000
Revenues from insurance agency	819	794	3,767	3,458
Net gain on sales of investment securities	-	-	194	13
Increase in cash value of bank owned life insurance	139	160	621	633
Other income	560	415	2,354	1,642
Total noninterest income	2,152	2,008	9,357	8,190

Noninterest expense
Salaries	2,854	2,326	11,124	9,846
Pension and other employee benefits	610	546	2,436	2,289
Net occupancy expense of bank premises	1,037	819	3,675	3,224
Furniture and equipment expense	574	483	2,167	1,847
Amortization of intangible assets	64	19	676	73
Other expense	1,092	908	4,335	3,861
Total noninterest expense	6,231	5,101	24,413	21,140
Income before income taxes	5,960	5,030	21,661	17,821
Provision for income taxes	2,265	1,957	7,694	6,755
Net income	$3,695	$3,073	$13,967	$11,066

Earnings per share
Basic earnings per share	$0.42	$0.35	$1.58	$1.25
Diluted earnings per share	$0.42	$0.35	$1.58	$1.25

Cash dividends declared	$0.04	$0.04	$0.16	$0.16
Weighted average common shares outstanding	8,869,040	8,879,843	8,867,442	8,879,329
Weighted average common equivalent shares	8,872,251	8,880,175	8,877,428	8,880,569
Comprehensive income	$3,782	$2,804	$14,237	$10,420

SMITHTOWN BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

		Press release

	As of December 31,
	2006	2005
ASSETS
Cash and due from banks	$27,384	$13,107
Federal funds sold	236	360
Total cash and cash equivalents	27,620	13,467

Investment securities:
Available for sale:
Obligations of U.S. treasury	-	6,896
Obligations of U.S. government agencies	84,713	84,602
Mortgage - backed securities	2,972	8,080
Obligations of state and political subdivisions	8,943	13,523
Other securities	3,968	1,990
Total securities available for sale	100,596	115,091
Held to maturity:
Mortgage - backed securities	41	89
Obligations of state and political subdivisions	374	1,012
Total securities held to maturity (estimated fair value	415	1,101
$418 in 2006 and $1,135 in 2005)
Total investment securities	101,011	116,192

Restricted securities	4,249	6,338

Loans	849,258	698,421
Less: allowance for loan losses	7,051	5,964
Loans, net	842,207	692,457

Bank premises and equipment	20,598	18,446

Other assets
Cash value of bank-owned life insurance	18,195	17,575
Goodwill	2,077	481
Intangible assets	1,591	2,831
Other real estate owned	6,972	-
Accounts receivable - redeemed investment securities	9,225	-
Other	14,479	10,495
Total other assets	52,539	31,382

Total assets	$1,048,224	$878,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$102,608	$95,828
Money market	264,876	217,386
NOW	42,003	31,427
Savings	50,190	45,481
Time	432,640	306,803
Total deposits	892,317	696,925

Dividends payable	355	355
Other borrowings	59,580	107,949
Subordinated debt	18,217	11,000
Other liabilities	10,948	6,203
Total liabilities	981,417	822,432

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at December 31,	108	108
2006 and 2005, 10,750,920 shares issued; 8,885,589 shares outstanding)
Additional paid in capital	4,046	4,372
Unearned stock awards	-	(91)
Retained earnings	73,046	62,124
Accumulated other comprehensive loss	(331)	(601)
	76,869	65,912
Treasury stock (1,865,331 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	66,807	55,850

Total liabilities and stockholders' equity	$1,048,224	$878,282

SMITHTOWN BANCORP, INC.

SELECTED FINANCIAL DATA
(in thousands, except per share data)

			Press release

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Basic earnings per share	$0.42	$0.35	$1.58	$1.25
Diluted earnings per share	0.42	0.35	1.58	1.25

Assets			$1,048,224	$878,282
Loans			849,258	698,421
Deposits			892,317	696,925

Return on Average Equity	22.33	22.40	22.63	21.48
Cash Return on Average Equity (1)	22.58	22.49	23.36	21.58
Return on Average Tangible Equity (2)	23.81	23.39	23.86	22.02
Cash Return on Average Tangible Equity (3)	24.08	23.49	24.62	22.11

Return on Average Assets	1.43	1.45	1.45	1.41
Cash Return on Average Assets (1)	1.45	1.45	1.49	1.41
Return on Average Tangible Assets (2)	1.44	1.45	1.45	1.41
Cash Return on Average Tangible Assets (3)	1.45	1.46	1.50	1.42

Net Interest Margin	4.24	4.49	4.24	4.39

Efficiency	51.07	47.41	51.82	52.83
Efficiency - Cash Basis	50.55	47.25	50.41	52.65

(1)	Excludes amortization of intangibles
(2)	Excludes intangible assets
(3)	Excludes amortization of intangibles and intangible assets